EXHIBIT 2.4
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 23, 2007, by and among Cumulus Media, Inc., a Delaware corporation (the “Company”), Cloud Acquisition Corporation, a Delaware corporation (“Parent”), Banc of America Capital Investors SBIC, L.P., a Delaware limited partnership (“BACI”) and BA Capital Company, LP, a Delaware limited partnership (“BACC”, and together with BACI, the “Stockholders” and each a “Stockholder”).
WITNESSETH
     WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger, as it may be amended, supplemented, modified or waived from time to time in accordance with the limitations set forth herein (the “Merger Agreement”), which provides, among other things, for the Merger of a subsidiary of Parent with and into the Company with the Company surviving, upon the terms and subject to the conditions set forth therein;
     WHEREAS, BACC is the record and Beneficial Owner of, and has the sole right to vote and dispose of, is 840,250 Shares of Class A Common Stock and 849,275 Shares of Class B Common Stock;
     WHEREAS, BACI is the record and Beneficial Owner of, and has the sole right to vote and dispose of, 821,568 Shares of Class A Common Stock and 4,959,916 Shares of Class B Common Stock, subject to the terms of the Shareholder Agreement (as defined below);
     WHEREAS, Article V, Section 1(c) of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that the express written consent of “Consent Right Holders” (as defined in the Charter) holding a majority of that number of shares of the Company’s Class B Common Stock, par value $.01 per share, held in the aggregate by all Consent Right Holders shall be required for the taking of any “Fundamental Action” (as defined in the Charter);and
     WHEREAS, as an inducement to Parent and the Company entering into the Merger Agreement and incurring the obligations therein, Parent and the Company have required that each Stockholder, and each Stockholder has agreed to, enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
          Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
          Section 1.2 Other Definitions. For the purposes of this Agreement:

               (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
               (b) “Expiration Time” has the meaning set forth in Section 5.1.
               (c) “Owned Shares” has the meaning set forth in Section 2.1.
               (d) “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares and entitled to vote in respect of the matters contemplated by Article II.
               (e) “Shareholder Agreement” means that certain Shareholder Agreement between the Company and BACI, dated March 28, 2002.
               (f) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.
ARTICLE II
AGREEMENT TO VOTE
          Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof and, with respect to BACI, of the Shareholder Agreement, each Stockholder irrevocably and unconditionally agrees that, from and after the date hereof and until as applicable the Expiration Time, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in any other circumstances upon which a vote or other consent or approval (including a written consent) is sought, such Stockholder will, except as otherwise required of BACI by the terms of the Shareholder Agreement, (y) appear at such a meeting or otherwise cause all of such Stockholder’s Shares Beneficially Owned by such Stockholder as of the relevant time (“Owned Shares”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and, (z) vote, or cause to be voted, its Owned Shares in accordance with subsection (a) or (b) of this Section 2.1, as applicable.
               (a) Unless subsection (b) of this Section 2.1 is applicable, the Owned Shares shall be voted (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (ii) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (iii) against any Company Acquisition Proposal or any transaction contemplated by such Company Acquisition Proposal,

(iv) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, including any amendment of the Company’s organizational documents or other proposal or transaction involving the Company or any of its Subsidiaries which amendment or other proposal or transaction would in any manner impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any representation or warranty, covenant, agreement or other obligation of the Company or any of its Subsidiaries under or with respect to the Merger Agreement or any of the transactions contemplated hereby or thereby, (v) against any amendment to the Company’s organizational documents, extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Merger Agreement) and (vi) against any action, proposal, transaction or agreement that would reasonably be expected to result in any breach in any respect of any covenant, representation or warranty or any other obligation or agreement contained in the Merger Agreement or in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.
               (b) If the Board of Directors (acting through the Special Committee) terminates the Merger Agreement pursuant to Section 7.01(c)(ii) thereof in order to enter into a definitive agreement with respect to an all-cash Superior Proposal, or the Parent terminates the Merger Agreement pursuant to Section 7.01(d)(ii) thereof in connection with a Change of Recommendation made in connection with an all-cash Superior Proposal and in either case the Company pays to Parent the Termination Fee, then the Owned Shares will be voted (i) in favor of the adoption of the merger or other acquisition agreement reflecting the Superior Proposal and the consummation of the transactions contemplated thereby, (ii) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated thereby, (iii) against any other Company Acquisition Proposal or any transaction contemplated by any such Company Acquisition Proposal, (iv) against any proposal made in opposition to, or in competition or inconsistent with, the authorized Superior Proposal, including any amendment of the Company’s organizational documents or other proposal or transaction involving the Company or any of its Subsidiaries which amendment or other proposal or transaction would in any manner impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any representation or warranty, covenant, agreement or other obligation of the Company or any of its Subsidiaries under or with respect to the merger or other acquisition agreement reflecting such Superior Proposal and the consummation of the transactions contemplated thereby, (v) against any amendment to the Company’s organizational documents, extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by such merger or other acquisition agreement) and (vi) against any action, proposal, transaction or agreement that would reasonably be expected to result in any breach in any respect of any covenant, representation or warranty or any other obligation or agreement contained in such merger or other acquisition agreement or in any condition to the consummation of such transaction not being fulfilled.
          Section 2.2 Grant of Irrevocable Proxy.
          (a) In the case of a vote referred to in Section 2.1(a), each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s agent, attorney and proxy, with full power of substitution and resubstitution, to vote or act by written consent until the Expiration Time with respect the Owned Shares, other than the shares of Class B Common Stock owned by BACI subject to the Shareholder Agreement, in accordance with Article II, solely with respect to the matters and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement and shall be exercisable solely in the event that such Stockholder fails to perform its obligations under Section 2.1(b). In the case of a vote referred to in Section 2.1(a), each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. The proxy and power of attorney granted pursuant to this Section 2.2(a) by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of a Stockholder’s Owned Shares subject to the proxy herein and a vote by such Stockholder of such Owned Shares. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of such Stockholder. The proxy and power of attorney granted hereunder shall be automatically revoked upon termination of this Agreement in accordance with its terms.
          (b) In the case of a vote referred to in Section 2.1(b), each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, as such Stockholder’s agent, attorney and proxy, with full power of substitution and resubstitution, to vote or act by written consent until the Expiration Time with respect the Owned Shares, other than the shares of Class B Common Stock owned by BACI subject to the Shareholder Agreement, in accordance with Article II, solely with respect to the matters and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement and shall be exercisable solely in the event that such Stockholder fails to perform its obligations under Section 2.1(b). In the case of a vote referred to in Section 2.1(b), each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. The proxy and power of attorney granted pursuant to this Section 2.2(b) by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of a Stockholder’s Owned Shares subject to the proxy herein and a vote by such Stockholder of such Owned Shares. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of such Stockholder. The proxy and power of attorney granted hereunder shall be automatically revoked upon termination of this Agreement in accordance with its terms.
          Section 2.3 Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify Parent and the Company of the number of any new Shares with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such Shares shall automatically become subject to the terms of this Agreement as Owned Shares as though Beneficially Owned by such Stockholder as of the date hereof.
          Section 2.4 Restrictions on Transfer, Etc. Except as provided for or permitted herein, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any of its Owned Shares; (ii) tender any of its Owned Shares into any tender or exchange offer or otherwise; (iii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to such Stockholder’s Owned Shares (other than, in the case of BACI, the existing Shareholder Agreement) or (iv) otherwise create any new restriction on the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Stockholder further agrees to authorize and hereby authorizes Parent and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.
          Section 2.5 No Agreement or Authorization to Convert. Notwithstanding anything else contained in this Agreement, including without limitation the obligations and rights set forth in Sections 2.1, 2.2, 4.3 and 6.15, this Agreement does not, and shall not, obligate either Stockholder to convert any of the Owned Shares from one class or series of the Company’s capital stock into another class or series of the Company’s capital stock or take any action associated therewith (“Convert”) nor does it authorize Parent, the Company or any other Person to Convert, or agree to Convert, the Owned Shares.
          Section 2.6 Consent Right Holder Consent. BACC acknowledges that the Merger constitutes a Fundamental Action and hereby consents, as a Consent Right Holder, to the Merger, and all other transactions contemplated by the Merger Agreement, in each case as in effect on the date hereof; provided, that such consent shall be of no further force or effect upon the Expiration Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Section 3.1 Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Company and Parent as of the date of this Agreement and at all times during the term of this Agreement, as follows as to itself only:
               (a) Such Stockholder is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Stockholder has full power and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder. The execution and delivery of this Agreement by Stockholder and such Stockholder’s performance of its obligations hereunder have been duly authorized by all necessary limited partnership action of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms.
               (b) The number of Shares of Company Common Stock constituting Owned Shares of BACI as of the date hereof is 821,568 Shares of Class A Common Stock and 4,959,916 Shares of Class B Common Stock. The number of Shares of Company Common Stock constituting Owned Shares of BACC as of the date hereof is 840,250 Shares of Class A Common Stock and 849,275 Shares of Class B Common Stock. Such Stockholder is the record and Beneficial Owner of, and has good, valid and marketable title to, free and clear of any Liens (other than those arising under this Agreement, the Shareholder Agreement and the Charter), its respective Owned Shares, and, except as provided in this Agreement, the Shareholder Agreement (with respect to BACI) and the Charter, has sole and unrestricted power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to such Stockholder’s Owned Shares. The only shares of capital stock of the Company Beneficially Owned by such Stockholder as of the date hereof is as set forth in the first sentence of this paragraph above, and, except for such Owned Shares, such Stockholder does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares other than (i) shares issuable upon conversion of Class B Common Stock in accordance with the Charter and (ii) options held by BACC to purchase 305,000 shares of Class A Common Stock . There are no agreements or arrangements of any kind, contingent or otherwise, obligating Stockholder to Transfer or caused to be Transferred any of its Owned Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.
               (c) Other than the filing by such Stockholder of any reports with the SEC required by Section 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) requires any Governmental Authorization, or any consent of, filing with or notification to, any other Person, by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares), or (iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares). S

ARTICLE IV
ADDITIONAL COVENANTS OF STOCKHOLDERS
          Section 4.1 Waiver of Appraisal Rights. Each Stockholder hereby waives any appraisal rights that such Stockholder may have with respect to either (i) the Merger or (ii) the merger or other transaction contemplated by an all-cash Superior Proposal for which the Stockholder has agreed to vote pursuant to Section 2.1(b).
          Section 4.2 Disclosure. Each Stockholder, Parent and the Company hereby authorizes the other parties to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity (i) the identity of the parties to this Agreement, (ii) ownership of the Owned Shares and (iii) the nature of each Stockholder’s, Parent’s and the Company’s obligations under this Agreement including without limitation the disclosure of this Agreement in its fully executed form. Each Stockholder, Parent and the Company agrees to provide the other parties a reasonable opportunity to review such disclosure prior to its release to the extent possible.
          Section 4.3 Non-Interference; Further Assurances. Each Stockholder agrees that, prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent, at the expense of the Company, to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.
          Section 4.4 No Solicitation. From and after the No-Shop Period Start Date, subject to Section 6.18, each Stockholder agrees that it shall not directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Company Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to any Company Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (iii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal, (iv) or execute or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal, or (v) propose or agree to do any of the foregoing. From and after the No-Shop Period Start Date, each Stockholder agrees that it shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person (other than the parties hereto) that has made or indicated an intention to make a Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, (x) if the Company, its Subsidiaries or any of their respective Representatives has provided information to or entered into discussions or negotiations with, in each case in compliance with the provisions of Section 5.02 of the Merger Agreement, any person or persons in response to an Acquisition Proposal made by such person or persons, then each Stockholder may provide information to and engage in discussions or negotiations with such person or persons as and to the extent that the Company, its Subsidiaries or their respective Representatives are permitted to do so pursuant to the terms of the Merger Agreement and (y) each Stockholder shall be permitted to comply with its disclosure obligations under applicable law.
ARTICLE V
TERMINATION
          Section 5.1 Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Time”) (a) with respect to a Stockholder’s obligations hereunder in respect of the Merger Agreement and the Merger, (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of Parent and the Company to terminate this Agreement; (iv) the amendment or modification of the Merger Agreement so as (i) to reduce the consideration payable thereunder, (ii) to pay any consideration other than in cash or (iii) to otherwise adversely affect the Stockholder, or (v) the End Date, as the same may be extended in accordance with Section 7.01(b)(i) of the Merger Agreement as in effect on the date hereof (but without giving effect to any other extensions thereof); and (b) with respect to a Stockholder’s obligations hereunder in respect of a Superior Proposal, (i) the effective time of any merger of the Company provided for in such Superior Proposal or, if there is no provision for such a merger, the closing of the transactions contemplated thereby, (ii) the termination of the acquisition agreement reflecting the Superior Proposal in accordance with its terms, (iii) the public announcement by the Company of the withdrawal by the Company’s Board of Directors (acting through the Special Committee) of its recommendation of the Superior Proposal) and (iv) the End Date as in effect on the date hereof, without giving effect to any extension thereof.
          Section 5.2 Effect of Termination. Upon termination of the Stockholders’ obligations hereunder in respect of the Merger Agreement and the Merger, the rights and obligations of the Company and Parent under this Agreement will also automatically terminate and become void without further action by any party except for the provisions of this Article V and Article VI, which will survive such termination. Upon the later to occur of termination of a Stockholder’s obligations hereunder in respect of the Merger Agreement and the Merger, and the termination of a Stockholder’s obligations hereunder in respect of a Superior Proposal, the rights and obligations of all of the parties will terminate and become void without further action by any party except for the provisions of this Article V and Article VI, which will survive such termination. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
ARTICLE VI
GENERAL
          Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Stockholder, to the address set forth below such Stockholder’s name on the signature page hereto, and (ii) if to the Company or Parent, in accordance with Section 8.07 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.
          Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.
          Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
          Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void; except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent , but no such assignment will alter or effect in any way Parent’s obligations hereunder.
          Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
          Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,”

“hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.
          Section 6.8 Amendments. This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement.
          Section 6.9 Waiver. The failure of any party to assert any of its rights, powers or remedies under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver of his or its right to exercise any such or other right, power or remedy or to demand such compliance.
          Section 6.10 Fees and Expenses. The Company agrees to pay each Stockholder’s reasonable fees and expenses (including those of its counsel up to a maximum of $25,000 in the aggregate, plus any reasonable fees and expenses incurred in connection with a Stockholder’s compliance with the further assurances provisions in Sections 2.2 and 4.3) incurred in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby. Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
          Section 6.11 Entire Agreement. This Agreement (together with the Merger Agreement and the Shareholder Agreement) constitutes the entire agreement and except with respect to the Shareholder Agreement supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
          Section 6.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
          Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
          Section 6.14 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder, Parent and the Company. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
          Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware, provided that nothing in this Section 6.16 shall prevent a party from seeking injunctive relief in any court of the United States or any state having jurisdiction as provided in Section 6.15 above. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts, provided that nothing in this Section 6.16 shall prevent a party from seeking injunctive relief in any court of the United States or any state having jurisdiction as provided in Section 6.15 above. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

          Section 6.17 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation, controversy or other Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.
          Section 6.18 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder or any of its affiliates solely in their respective capacities as a director or officer of the Company (including, without limitation, under the Merger Agreement) (but not on such Stockholder’s behalf as a stockholder), and the taking of any actions (or failure to act) by such Stockholder or any of its affiliates solely in such capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.
[ SIGNATURE PAGE TO FOLLOW ]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

CUMULUS MEDIA, INC.
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Vice President, Secretary and General Counsel

CLOUD ACQUISITION CORPORATION
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

BA CAPITAL COMPANY, L.P.
By: BA SBIC Management, LLC, its general partner
By: BA Equity Management, L.P., its sole member
By: BA Equity Management GP, LLC, its general partner

By:	/s/ Robert H. Sheridan, III

Name: Robert H. Sheridan, III
Title: Senior Vice President

BANC OF AMERICA CAPITAL INVESTORS SBIC, L.P.
By: Banc of America Capital Management SBIC, LLC,
its general partner
By: Banc of America Capital Management, L.P.,
its sole member
By: BACM I GP, LLC, its general partner

By:	/s/ Robert H. Sheridan, III

Name: Robert H. Sheridan, III Title: Senior Vice President

ADDRESS FOR NOTICES:

C/O Banc of America Capital Investors
100 North Tryon Street, Floor 25,
Bank of America Corporate Center,
Charlotte, NC 28255
Facsimile: 704-386-6432
Attention: Robert H. Sheridan, III

With a Copy To:

Kennedy Covington Lobdell & Hickman, L.L.P.
Hearst Tower
214 North Tryon Street, 47th Floor
Charlotte, NC 28202
Facsimile: (704) 353-3184
Attention: T. Richard Giovannelli